Exhibit 10.32



                                                              September 20, 2001


Mr. Manfred Weise
Eschenweg 8
78244 Gottmadingen



           Re: Amendment of Put Option Agreement Dated June 15, 2000



Dear Manfred,


Following the meetings we had on Friday, August 9, 2001 and Tuesday, August 22, 2001, we reached an understanding regarding the Seventh and Eighth Option Instalments pursuant to Sections 4.2.7, 4.4 and 4.5 of that certain Put Option Agreement dated as of June 15, 2000 (the "Put Option Agreement") between the Shareholders of InterCard (as such terms are defined in the Put Option Agreement) and On Track Innovations Ltd. ("OTI") that will enable us to conclude the transactions contemplated by that certain agreement date June 15, 2000 between the Shareholders and OTI regarding the purchase of 51% of the InterCard's nominal capital (the "Purchase Agreement"), the Put Option Agreement referred to above regarding the purchase of the remaining 49% of InterCard's nominal capital and ancillary documentation thereto, including, but not limited to, the Share Pledge Agreement as of June 15, 2000 (the "Share Pledge Agreement"). All capitalized terms used but not specifically defined in this letter shall have the meanings ascribed to them in the Put Option Agreement. I would like to set forth our agreement for conclusion of such transaction as follows:

1. The Shareholders accept the 59,376 OTI Shares received form the Escrow Account on August 2, 2001 as partial payment of the Seventh Option Instalment.

2. In fulfilment of (i) the remaining balance of the Seventh Instalment pursuant to Section 4,2.7, (ii) Section 4.4 and (iii) Section 4.5 of the Put Option Agreement, OTI will pay to you on behalf of the Shareholders an aggregate amount of Euro 864,465.00 (the "Final Payment").

3.   The Final Payment of Euro 864,465.00 shall be paid as follows:

     3.1  Euro 216,105 shall be paid in cash, no later then October 4, 2001.

     3.2 Euro 648,360 shall be paid as stipulated hereunder and immediately granted to OTI as a loan ("Loan I") (for the avoidance of doubt, no money shall be transferred between the parties when the loan is granted). OTI will repay Loan I over three years, in 36 monthly instalments as set forth on Schedule A attached to this letter commencing on November 1, 2001. Loan I shall bear interest at a rate of 6% per annum payable in accordance with Schedule A. OTI shall have the option, in its discretion, at any time to prepay the remaining principal amount of Loan I.

     3.3 In the event OTI fails to pay a monthly instalment within 30 days from the receipt of a written notice regarding such failure, the remaining principal amount of Loan I shall become due immediately following the above period.

4. OTI shall grant a loan ("Loan II") to InterCard K in an amount of Euro 432,230 on the same terms as Loan I.

5. The Final Payment of 864,465.00 shall be the full and final payment of the total consideration according to the Put Option Agreement, including all payments due to you, Mr. Dennis Robert Weise, Mr. Patrick Norbert Weise and Civil Partnership. In addition, the Final Payment shall be deemed a full and final fulfilment of all OTI's obligations under the Purchase Agreement, the Put Option Agreement and ancillary documentation thereto.

6. Section 3.5 of the Put Option Agreement and the Share Pledge Agreement are hereby amended. To secure the repayment of Loan I, the following Ownership Interests in InterCard as set forth in Annex I to the Put Option Agreement, which is hereby incorporated by reference, shall remain pledged:

     * One ownership interest (Geschaftsanteil) in InterCard K in the nominal amount of DM 94,000.00 (acquired by OTI from the Civil Partnership);

     * one ownership interest in InterCard K in the nominal amount of DM 4,000.00 (acquired by OTI from Manfred Weise);

     * one ownership interest in InterCard S in the nominal amount of DM 16,500.00 (acquired by OTI from the Civil Partnership);

     * one ownership interest in InterCard S in the nominal amount of DM 5,500.00 (acquired by OTI from Dennis Robert Weise);

     * one ownership interest in InterCard S in the nominal amount of DM 5,000.00 (acquired by OTI from Dennis Robert Weise);

     * one ownership interest in InterCard S in the nominal amount of DM 1,500.00 (acquired by OTI from Dennis Robert Weise);

     * one ownership interest in InterCard S in the nominal amount of DM 10,000.00 (acquired by OTI from Manfred Weise);

     * one ownership interest in InterCard S in the nominal amount of DM 3,500.00 (acquired by OTI from Manfred Weise);

     * one ownership interest in InterCard S in the nominal amount of DM 5,500.00 (acquired by OTI from Patrick Norbert Weise);

     * one ownership interest in InterCard S in the nominal amount of DM 5,000.00 (acquired by OTI from Patrick Norbert Weise); and

     * one ownership interest in InterCard S in the nominal amount of DM 1,500.00 (acquired by OTI from Patrick Norbert Weise) (such ownership interests that are owned by OTI and remain pledged to the Shareholders pursuant to this Section 6 hereinafter referred to as the Pledge Interests").

          The Shareholders hereby irrevocably and unconditionally release and discharge immediately upon receipt of the payment in accordance with
          Section 3.1 of this letter all other ownership interests of InterCard K and InterCard S listed in Annex 1 to the Put Option Agreement from the pledge under the Share Pledge Agreement.

          The Pledged Interests will be irrevocably and unconditionally released and discharged immediately upon the earlier of (i) payment of the last instalment of Loan I in accordance with Section 3.2 above, (ii) the prepayment of Loan I pursuant to Section 3.2 of this letter or (iii) the repayment of the remaining principal amount of Loan I pursuant to
          Section 3.3 of this letter.


7. The Special Account pursuant to Section 15.1 and 15.2 of the Purchase Agreement will be released on October 4, 2001. In the event that (i) the tax assessment notice(s) ("Steuerbeschald(e)") issued by the German tax authorities for InterCard assess a Payment of taxes for prior years in excess of the amount of DM 2,249.00 as reflected in the government tax auditors' report ("Betrisbspufungsbericht") for InterCard K as of August 17, 2001 or (ii) Mr. Messmer asserts a claim against InterCard S or InterCard K, Manfred Weise will indemnify and hold harmless OTI from and against any such amount or claim. All other provisions of the Purchase Agreement, the Put Option Agreement and ancillary documentation thereto shall remain in effect unless amended by the parties in writing.

8.   This letter shall be governed by German law.

9. The understanding as set forth in this letter is still subject to the approval of OTI's board of directors.


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Kindly sign on the bottom of this letter, expressing you agreement to the above.


Best Regards,


Oded Bashan
Chairman and CEO
On Track Innovations Ltd.




By signing hereunder we agree to the content of this letter:


/s/ Manfred Weise
---------------------------
Mr. Manfred Weise



/s/ Dennis Weise
---------------------------
Mr. Dennis Weise



/s/ Patrick Weise
---------------------------
Mr. Patrick Weise

P.V.                     845,360
                        --------
Interest (per month)      0.500%
                        --------
Period                        36
                        --------
Payments                  19,724


       Principal      Interest         Payments          Total
   -------------------------------------------------------------
 1      16,483          3,242           19,724          631,877
 2      16,585          3,159           19,724          615,312
 3      16,848          3,077           19,724          598,885
 4      16,731          2,993           19,724          581,834
 5      16,815          2,910           19,724          585,119
 6      16,899          2,826           19,724          548,220
 7      16,983          2,741           19,724          531,237
 8      17,086          2,658           19,724          514,169
 9      17,154          2,571           19,724          497,015
10      17,239          2,485           19,724          478,776
11      17,325          2,399           19,724          452,490
12      17,412          2,312           19,724          445,038
13      17,499          2,225           19,724          427,539
14      17,587          2,138           19,724          409,952
15      17,675          2,050           19,724          392,278
16      17,763          1,961           19,724          374,515
17      17,652          1,873           19,724          356,883
18      17,941          1,783           19,724          338,722
19      18,031          1,694           19,724          320,691
20      18,121          1,603           19,724          302,570
21      18,212          1,513           19,724          284,359
22      18,303          1,422           19,724          268,056
23      18,394          1,330           19,724          247,582
24      18,486          1,235           19,724          229,176
25      18,578          1,148           19,724          210,598
26      18,671          1,053           19,724          191,926
27      18,765            960           19,724          173,161
28      18,858            888           19,724          154,303
29      18,953            772           19,724          135,350
30      19,048            677           19,724          116,302
31      19,143            582           19,724           97,160
32      19,239            486           19,724           77,921
33      19,336            390           19,724           58,586
34      19,431            283           19,724           39,155
35      19,529            196           19,724           19,626
36      19,626             98           19,724               -0